INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-18117 on Form N-4 of Pruco Life of New Jersey Flexible Premium Variable Annuity Account of our report dated December 19, 1996, relating to the financial statements of Pruco Life Insurance Company of New Jersey, and our report dated March 15, 1996, except for Note 10 as to which the date is January 22, 1997, relating to the financial statements-statutory basis of Pruco Life Insurance Company of New Jersey, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Parsippany, New Jersey
February 7, 1997